EXHIBIT 5.1

                 [LETTERHEAD OF DRS TECHNOLOGIES, INC.]

                                              December 23, 1998

Board of Directors
DRS Technologies, Inc.
5 Sylvan Way
Parsippany, New Jersey 07054

Ladies and Gentlemen:

     I am general counsel to DRS Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-4 (the "Registration Statement"), relating to the shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, and the Warrants to purchase Common Stock (the "Warrants") of the Company to be issued in connection with the merger of DRS Merger Sub, Inc., a New York corporation and direct wholly-owned subsidiary of the Company ("Merger Sub"), with and into NAI Technologies, Inc., a New York corporation ("NAI"), pursuant to the Agreement and Plan of Merger, dated as of August 26, 1998 (the "Merger Agreement"), among the Company, Merger Sub and NAI.

    I have examined such corporate records of the Company, including its Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated By-Laws and resolutions of its Board of Directors, as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed.


     On the basis of the foregoing, I am of the opinion that the Common Stock and the Warrants have been duly authorized by the Board of Directors of the Company, and that, when issued in accordance with the provisions of the Merger Agreement, the Common Stock will be legally issued, fully paid and nonassessable, and the Warrants will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors' rights generally or by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).


     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

                                          Sincerely yours,

                                          /s/ NINA LASERSON DUNN, ESQ.
                                          -------------------------------------
                                          Nina Laserson Dunn, Esq.
                                          Executive Vice President,
                                          General Counsel and Secretary
                                          DRS Technologies, Inc.